EXHIBIT 7
                                          Principal Accountant Fees and Services


                             Petrofund Energy Trust
                                    Form 40-F


Under the "Audit Committee Mandate and Charter", the Audit Committee has the sole authorization to pre-approve all audit and non-audit services. This authority has been delegated to the Chairman of the Audit Committee who is independent of management and who reports all pre-approved audit and non-audit services to the other members of the committee on a quarterly basis. This delegation of authority is pursuant to the Trust's Audit Committee Mandate and Charter a resolution of the Trust's Audit Committee, which includes detailed descriptions of the particular services that may be approved, and requires that each Audit Committee member be informed of each service that is approved.

The following sets out the fees billed to the Trust by and its affiliates for professional services rendered in each of the years ended December 31, 2002 and 2003. During these years, Deloitte & Touche LLP was our only external auditor.

Category                                         Year ended December 31,
                                              2002                  2003
                                              ----           -----------

Audit Fees (1)                        $    140,000          $    140,000
Audit-related Fees (2)                      12,800                74,300
Tax Fees (3)                                55,740                77,845
All Other Fees (4)                          16,500                40,200
                                       -----------           -----------
Total                                 $    225,040          $    332,345
                                      ============          ============

(1) For professional services rendered by Deloitte & Touche LLP in connection with the audit of the Trust's annual financial statements for the years ended December 31, 2002 and 2003.

(2) For assurance and related services provided by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Trust's financial statements and are not reported under "Audit Fees" above. These services consisted of a review of the interim financial statements, and procedures performed in connection with public offering documents.

(3) For professional services rendered by Deloitte & Touche LLP in connection with tax compliance and consultation in tax matters related to the Internalization of Management which is disclosed in the consolidated income statement and in Note 9 to the consolidated financial statements.

(4) For product and services provided by Deloitte & Touche LLP, other than the services reported under "Audit Fees", "Audit-related Fees" and "Tax Fees" above. These services consisted of the French translation of interim and annual financial statements.